CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,000,000	$71.30

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated April 22, 2010 (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated March 1, 2010 and Index Supplement dated March 1, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$1,000,000 Buffered Super TrackSM Notes due April 25, 2013 Linked to the Performance of an Equity Basket Global Medium-Term Notes, Series A, No. E-5092

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Basket Initial Valuation Date:	April 22, 2010*

Issue Date:	April 27, 2010

Basket Final Valuation Date:	April 22, 2013*

Maturity Date:	April 25, 2013* (resulting in a term to maturity of approximately three years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A weighted basket comprised of the following equity index (the “Index”) and exchange-traded funds (the “ETFs”) (each of the Index and the ETFs, a “basket component”, and together, the “basket components”):

Index	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
S&P 500® Index	SPX <Index>	70%	1,208.67

ETFs	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
SPDR® S&P MidCap 400® ETF Trust	MDY UP <Equity>	8%	$152.63
iShares® MSCI EAFE Index Fund	EFA UP <Equity>	15%	$56.04
iShares® MSCI Emerging Markets Index Fund	EEM UP <Equity>	4%	$42.82
iShares® Russell 2000 Index Fund	IWM UP <Equity>	3%	$73.38

Buffer Percentage:	20.00%

Upside Leverage Factor:	2.15

Maximum Return:	32.25%

Payment at Maturity:

If the basket performance is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket performance multiplied by the upside leverage factor, subject to the maximum return on the Notes. For example, assuming an upside leverage factor of 2.15 and a maximum return of 32.25%, if the basket performance is 15.00% or more, you will receive the maximum return on the Notes of 32.25%, which entitles you to the maximum payment of $1,322.50 for every $1,000 principal amount of the Notes that you hold. Accordingly, if the basket performance is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Basket Performance × Upside Leverage Factor)]

If the basket performance is less than or equal to 0% and equal to or greater than -20%, you will receive the principal amount of your Notes; and

If the basket performance is less than -20%, you will receive a cash payment equal to a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the sum of (i) the Basket Performance and (ii) the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Basket Performance + 20%)]

If the Basket Performance is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -20%. You may lose up to 80% of your initial investment.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive, negative or equal to 0%) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C( i) Initial = The closing level or the closing price of each basket component, as applicable, on the basket initial valuation date;

C( i ) Final = The closing level or the closing price of each basket component, as applicable, on the basket final valuation date; and

W( i ) = Weight of each basket component, as stated above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740LPG4 and US06740LPG40

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA– by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$1,000,000	$0	$1,000,000

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 and the index supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Index supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043717/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

What is the Total Return on the Notes at Maturity Assuming a Range of Basket Performance?

The following table illustrates the hypothetical total return at maturity on the Notes. Assuming the C( i) Initial as set forth below, a maximum return of 32.25% and an upside leverage factor of 2.15, the “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity	Total Return on the Notes
100.00%	$1,322.50	32.25%
90.00%	$1,322.50	32.25%
80.00%	$1,322.50	32.25%
70.00%	$1,322.50	32.25%
60.00%	$1,322.50	32.25%
50.00%	$1,322.50	32.25%
40.00%	$1,322.50	32.25%
20.00%	$1,322.50	32.25%
15.00%	$1,322.50	32.25%
10.00%	$1,215.00	21.50%
5.00%	$1,107.50	10.75%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$900.00	-10.00%
-40.00%	$800.00	-20.00%
-50.00%	$700.00	-30.00%
-60.00%	$600.00	-40.00%
-70.00%	$500.00	-50.00%
-80.00%	$400.00	-60.00%
-90.00%	$300.00	-70.00%
-100.00%	$200.00	-80.00%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: In this case, the basket performance is positive and the basket performance multiplied by the upside leverage factor does not exceed the maximum return.

Step 1: Calculate the basket performance.

Basket Component	C (i) Initial	C (i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	1208.67	1353.71	12.00%	70.00%	8.40%
SPDR® S&P MidCap 400® ETF Trust	152.63	167.89	10.00%	8.00%	0.80%
iShares® MSCI EAFE Index Fund	56.04	57.72	3.00%	15.00%	0.45%
iShares® MSCI Emerging Markets Index Fund	42.82	44.96	5.00%	4.00%	0.20%
iShares Russell 2000 Index Fund	73.38	77.05	5.00%	3.00%	0.15%

Basket Performance					10.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of 10% multiplied by 2.15 is greater than 0% but less than the maximum return of 32.25%, the investor receives a payment at maturity of $1,215 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (basket performance × upside leverage factor)]

$1,000 + [$1,000 x (10% × 2.15)] = $1,215

Therefore, the payment at maturity is $1,215 per $1,000 principal amount Note, representing a 21.50% total return on investment over the term of the Notes.

Example 2: In this case, the basket performance is positive and the basket performance multiplied by the upside leverage factor exceeds the maximum return.

Step 1: Calculate the basket performance.

Basket Component	C (i) Initial	C (i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	1208.67	1510.84	25.00%	70.00%	17.50%
SPDR® S&P MidCap 400® ETF Trust	152.63	160.26	5.00%	8.00%	0.40%
iShares® MSCI EAFE Index Fund	56.04	61.27	9.33%	15.00%	1.40%
iShares® MSCI Emerging Markets Index Fund	42.82	47.10	10.00%	4.00%	0.40%
iShares Russell 2000 Index Fund	73.38	80.72	10.00%	3.00%	0.30%

Basket Performance					20.00%

PS–3

Step 2: Calculate the payment at maturity.

Because the basket performance of 20% multiplied by 2.15 is greater than the maximum return of 32.25%, the investor receives a payment at maturity of $1,322.50 per $1,000 principal amount Note, representing the maximum return on the Notes.

Example 3: In this case, the basket performance is negative but greater than or equal to -20%.

Step 1: Calculate the basket performance.

Basket Component	C (i) Initial	C (i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	1208.67	1027.37	-15.00%	70.00%	-10.50%
SPDR® S&P MidCap 400® ETF Trust	152.63	125.16	-18.00%	8.00%	-1.44%
iShares® MSCI EAFE Index Fund	56.04	42.29	-24.53%	15.00%	-3.68%
iShares® MSCI Emerging Markets Index Fund	42.82	46.25	8.00%	4.00%	0.32%
iShares Russell 2000 Index Fund	73.38	80.72	10.00%	3.00%	0.30%

Basket Performance					-15.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of -15% is less than 0% but greater than -20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 4: In this case, the basket performance is negative and less than -20%.

Step 1: Calculate the basket performance.

Basket Component	C (i) Initial	C (i) Final	Performance of Basket Component	Weight	Basket Performance
S&P 500® Index	1208.67	845.89	-30.01%	70.00%	-21.01%
SPDR® S&P MidCap 400® ETF Trust	152.63	140.42	-8.00%	8.00%	-0.64%
iShares® MSCI EAFE Index Fund	56.04	44.83	-20.00%	15.00%	-3.00%
iShares® MSCI Emerging Markets Index Fund	42.82	40.68	-5.00%	4.00%	-0.20%
iShares Russell 2000 Index Fund	73.38	69.71	-5.00%	3.00%	-0.15%

Basket Performance					-25.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of -25% is less than -20%, the investor will receive a payment at maturity of $950 per $1,000 principal amount Note, representing a -5% total return on investment over the term of the Notes, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Basket Performance + 20%)]

$1,000 + [$1,000 × (-25% + 20%)] = $950

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof ”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Funds or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity return by multiplying a positive basket performance by the upside leverage factor, such return up to the maximum return on the Notes or a maximum additional payment equal to the principal amount of the Notes multiplied by the maximum return. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

PS–4

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative basket performance not less than -20%. If the basket performance is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the basket performance falls below -20%. You may lose up to 80% of your initial investment.

•

Diversification Among the Basket Components—The return on the Notes is linked to the performance of a weighted basket comprised of the following basket components in their respective weighted allocations indicated on the cover page of this pricing supplement: the S&P 500® Index, the SPDR® S&P MidCap 400® ETF Trust, the iShares® MSCI EAFE Index Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® Russell 2000 Index Fund. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement. The SPDR® S&P MidCap 400® ETF Trust is designed to generally correspond to the price and yield performance of the S&P MidCap 400 Index (the “MDY Underlying Index”). For additional information on the SPDR® S&P MidCap 400® ETF Trust, see the information set forth under “Description of the SPDR® S&P MidCap 400® ETF Trust” in this pricing supplement. The iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “EFA Underlying Index”), is designed to measure equity market performance in Europe, Australasia and the Far East. For additional information on the iShares® MSCI EAFE Index Fund, see the information set forth under “Description of the iShares® MSCI EAFE Index Fund” in this pricing supplement. The iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “EEM Underlying Index”), is designed to measure equity market performance in the global emerging markets. For additional information on the iShares® MSCI Emerging Markets Index Fund, see the information set forth under “Description of the iShares® MSCI Emerging Markets Index Fund” in this pricing supplement. The iShares Russell 2000 Index Fund is an exchange-traded fund seeking investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index (the “IWM Underlying Index”). For additional information on the iShares Russell 2000 Index Fund, see the information set forth under “Description of the iShares Russell 2000 Index Fund” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated in part as a “constructive ownership transaction” with respect to the ETFs that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the ETFs over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the ETFs on the date that you purchased your Notes and sold the ETF shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETFs and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETFs, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

PS–5

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the disposition of the Notes, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the basket performance is positive or negative. Your investment will be fully exposed to the basket performance if the basket performance is less than -20%. You will lose up to 80% of your initial investment if the basket performance is less than -20%.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the basket performance is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which is 32.25%.

•

Changes In The Closing Levels or Closing Prices Of The Basket Components May Offset Each Other—The Notes are linked to a weighted basket consisting of the following basket components in their respective weighted allocations indicated on the cover page of this pricing supplement: the S&P 500® Index, the iShares Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index Fund, the SPDR® S&P MidCap 400® ETF Trust and the iShares® MSCI EAFE Index Fund. Movements in price or level of these basket components may change such that the performances of basket components over the term of the Notes may or may not correlate with each other. At a time when the closing levels or closing price of one or more of the basket components increase, the closing price or closing levels of the other basket components may not increase as much or may even decline The contribution of each basket component to the basket performance also depends on the weight of such basket component. Therefore, in calculating payment at maturity, any positive contribution from a basket component with a positive performance, after accounting for the weight of such basket component, may be moderated, or more than offset, by declines in the closing price or closing levels of the other basket components after accounting for their respective weights. There can be no assurance that the resulting basket performance will be positive on the basket final valuation date.

PS–6

•

Non-U.S. Securities Markets Risks—The stocks included in the EFA Underlying Index and EEM Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the EFA Underlying Index and EEM Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the EFA Underlying Index and EEM Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the EFA Underlying Index and EEM Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks associated with emerging markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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Correlation of Performances among the Basket Components May Reduce the Performance of the Notes—Performances among the basket components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the basket components. High correlation during periods of negative performances among the basket components could cause the basket performance to be negative and reduce the value of the Notes.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index or holders of the ETF would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes and the payment at maturity will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the basket components or their respective underlying indices are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment and you may lose money even if the local currency value of the component stocks of the applicable underlying indices goes up.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of each ETF does not replicate the performance of its underlying index. Each ETF may not fully replicate the underlying index corresponding to such ETF, and may hold securities not included in such underlying index. The value of the ETFs to which your Notes are linked are subject to:

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Management risk. This is the risk that the relevant investment adviser’s investment strategy for any of the ETFs, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. Each ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if an ETF invested only in conventional securities.

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The iShares® MSCI EAFE Index Fund May Underperform the EFA Underlying Index—The performance of the iShares® MSCI EAFE Index Fund may not replicate the performance of, and may underperform, the EFA Underlying Index. Unlike the EFA Underlying Index, the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the EFA Underlying Index; for example, due to the temporary

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unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI EAFE Index Fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the EFA Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of a basket that includes the iShares® MSCI EAFE Index Fund and not the EFA Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the EFA Underlying Index.

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The SPDR® S&P MidCap 400® ETF Trust May Underperform the MDY Underlying Index—The performance of the SPDR® S&P MidCap 400® ETF Trust may not replicate the performance of, and may underperform, the MDY Underlying Index. Unlike the MDY Underlying Index, the SPDR® S&P MidCap 400® ETF Trust will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the SPDR® S&P MidCap 400® ETF Trust may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MDY Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the SPDR® S&P MidCap 400® ETF Trust, differences in trading hours between the SPDR® S&P MidCap 400® ETF Trust and the MDY Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of a basket that includes the SPDR® S&P MidCap 400® ETF Trust and not the MDY Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the MDY Underlying Index.

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The iShares® MSCI Emerging Markets Index Fund May Underperform the EEM Underlying Index—The performance of the iShares® MSCI Emerging Markets Index Fund may not replicate the performance of, and may underperform, the EEM Underlying Index. Unlike the EEM Underlying Index, the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the EEM Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the EEM Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund and not the EEM Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the EEM Underlying Index.

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The iShares® Russell 2000 Index Fund May Underperform the IWM Underlying Index—The performance of the iShares® Russell 2000 Index Fund may not replicate the performance of, and may underperform, the IWM Underlying Index. Unlike the IWM Underlying Index, the iShares® Russell 2000 Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® Russell 2000 Index Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the IWM Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Russell 2000 Index Fund, differences in trading hours between the iShares® Russell 2000 Index Fund and the IWM Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the iShares® Russell 2000 Index Fund and not the IWM Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the IWM Underlying Index.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index or the ETFs on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility and correlation of the basket components, the underlying indices of the ETFs and securities comprising the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the basket components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, including risks specific to emerging markets;

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the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks composing the basket components or their respective underlying indices are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION RELATING TO THE ETFs

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the iShares® MSCI Emerging Markets Index Fund

According to publicly available information, iShares® MSCI Emerging Markets Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on a national securities exchange such as the American Stock Exchange, the Chicago Board Options Exchange, the New York Stock Exchange or the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the MSCI Emerging Markets Index (the “Underlying Index”).

The ETF generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-97598 and 811-09102, respectively.

Description of the iShares® MSCI EAFE Index Fund

According to publicly available information, iShares® MSCI EAFE Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE Index (the “Underlying Index”).

The ETF generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed by MSCI as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and as of September 30, 2009, consisted of the following 21 developed market country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively. In addition, information about the Trust and the ETF may be obtained from the iShares® website at www.ishares.com.

Description of the SPDR® S&P MidCap 400® ETF Trust

According to publicly available information, the SPDR® S&P MidCap 400® ETF Trust (the “ETF”) is an exchange-traded fund that trades on New York Stock Exchange Arca, Inc. The ETF is designed to generally correspond to the price and yield performance of the S&P MidCap 400 Index (the “Underlying Index”).

The Underlying Index is composed of 400 selected stocks, all of which are listed on national stock exchanges, and spans a broad range of major industry groups. As of December 31, 2009, the five largest industry groups comprising the Underlying Index were: Capital Goods 9.70%, Health Care Equipment & Services 7.67%, Software & Services 7.67% and Energy 6.82%.

The ETF is a unit investment trust, organized under New York law and is governed by a trust agreement between The Bank of New York Mellon and PDR Services LLC, dated and executed as of April 27, 1995, as amended.

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Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-89088 and 811-08972, respectively.

Description of the iShares® Russell 2000 Index Fund

According to publicly available information, the iShares Russell 2000 Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on a national securities exchange such as the American Stock Exchange, the Chicago Board Options Exchange, the New York Stock Exchange or the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index (the “Underlying Index”).

The Underlying Index measures the performance of the small capitalization sector of the U.S. equity market. The Underlying Index includes companies representing approximately 9.4% of the total market capitalization of all publicly traded U.S. equity securities.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily closing level or closing price from August 27, 2003 through April 22, 2010. On April 22, 2010, the S&P 500® Index closing level was 1208.67, the SPDR® S&P MidCap 400® ETF Trust closing price was $152.63, the iShares® MSCI EAFE Index Fund closing price was $56.04, the iShares® MSCI Emerging Markets Index Fund closing price was $42.82 and the iShares® Russell 2000 Index Fund closing price was $73.38. We obtained the closing levels and closing price below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or closing price on the basket final valuation date. We cannot give you assurance that the performance of the basket on the basket final valuation date will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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